EXHIBIT 10.1

BUSINESS ACQUISITION AGREEMENT

This Business Acquisition Agreement (this “Agreement”) is made and entered into as of June 29th, 2007, by and among 1725758 Ontario Inc., d/b/a The Optical Group, a corporation governed under the laws of the Province of Ontario (“OG”), Corowl Optical Credit Services, Inc., a corporation governed under the laws of Canada (“COC”), Grant Osborne (hereinafter referred to as the “Shareholder”), an individual residing in the Province of Ontario, and OG Acquisition, Inc. (hereinafter referred to as the “Purchaser”), a New York corporation with offices located at 100 Quentin Roosevelt Boulevard, Suite 508, Garden City, New York 11530. Hereinafter OG, COC, Shareholder and Purchaser may sometimes hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

R E C I T A L S:

WHEREAS, effective on and as of June 15, 2007, 757979 Ontario, Inc. (“757979”) and its parent company, 800696 Ontario Ltd. (“800696”), were amalgamated by filing Articles of Amalgamation with the Government of Ontario, and the resulting, amalgamated entity is OG (the “Amalgamation”);

WHEREAS, as a result of the Amalgamation, OG became, and is now, the owner of all right, title and interest in and to all of the tangible and intangible assets of both 757979 and 800969, including, without limitation, all of the tangible and intangible assets that constitute OG’s optical group purchasing business, known as “The Optical Group” (the “OG Business”); and

WHEREAS, COC, an affiliate of OG, is the owner of all of the tangible and intangible assets that constitute COC’s optical industry credit reporting service (the “COC Business”, and together with the OG Business, collectively the “Businesses”); and

WHEREAS, Shareholder is the sole shareholder, officer and director of OG and COC; and

WHEREAS, Purchaser desires to acquire the Businesses: (i) by acquiring, from Shareholder, all of the issued and outstanding equity ownership interests in OG, consisting of 5120 Common Shares and 2,000,000 Class A Special Shares and otherwise having the designation set forth on Schedule A annexed hereto (collectively, the “Shares”); and (ii) by acquiring, from COC, substantially all of the assets of COC (collectively, the “COC Assets”); and

WHEREAS, Shareholder desires to sell to Purchaser the Shares, and desires to cause COC to sell to Purchaser the COC Assets.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the Parties’ respective promises, representations, covenants and warranties made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1     Purchase and Sale of Shares. On the Closing Date Shareholder shall sell, transfer and assign to Purchaser, and Purchaser shall acquire from Shareholder, all of the Shares, free and clear of any and all claims, liens, mortgages, pledges, security interests, charges, rights of others and other encumbrances, of any kind or nature (collectively, “Encumbrances”).

Section 1.2      Assets of OG. The Shareholder and OG jointly and severally represent and warrant that OG is, and, on the Closing Date will be, the owner and holder of all right, title and interest in and to the OG Business and all of the tangible and intangible assets, rights and properties that, in the aggregate, constitute the OG Business (collectively, the “OG Assets”), including, but not limited to:

(A)      Tangible Assets. All of the furniture, fixtures, furnishings, equipment, computer hardware and software, inventory, pre-paid expenses, and all other tangible personal property, of whatever type or description, used in the OG Business (collectively, “OG Tangible Assets”), including, without limitation, those items listed on Schedule 1.2(A) annexed hereto;

(B)        Contracts. All right, title and interest in and to all of those written and oral contracts and other agreements more particularly described on Schedule 1.2(B) annexed hereto (collectively, the “OG Contracts”); provided, however, that Purchaser is not assuming, nor is obligated to fulfill, any obligation, guarantee or responsibility to any Person under the OG Contracts, or otherwise that results from the performance or provision of any services or actions taken, or failure to provide any services or to take any actions, on or prior to the Closing Date;

(C)       Accounts Receivable. All right, title and interest in and to all accounts receivable, notes, notes receivable, loans receivable, instruments, drafts, documents, chattel paper and other receivables and rights to the payment of money or receipt of other benefits which remain uncollected or unreceived immediately prior to the Closing (collectively, the “OG Receivables”), including, without limitation, all OG Receivables specifically set forth on Schedule 1.2.(C)(i) annexed hereto, but specifically excluding those OG Receivables more particularly set forth on Schedule 1.2(C)(ii) annexed hereto (collectively, the “Excluded OG Receivables”);

(D)       Intellectual Property. All right, title and interest in and to any and all intellectual property, all of which is set forth on Schedule 1.2(D)(i) annexed hereto (collectively, the “OG Intellectual Property”), including, without limitation:

(i)         patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered;

(ii)       trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, including, without limitation, the business name “The Optical Group” and all derivations thereof;

(iii)       copyrights, whether registered or unregistered, and registrations and applications for registration thereof;

(iv)        computer software (including any source or object codes thereof or documentation relating thereto), data, databases and documentation, and software licenses; and

(v)       trade secrets and confidential business information, know-how, techniques, research and development information, plans, proposals, technical data, copyrightable work, financial, marketing and business data, business, customer and supplier lists, including, without limitation, the list of customers of OG annexed hereto as Schedule 1.2(D)(ii) (collectively, the “OG Customer List”).

(E)        Other Intangible Assets. Except as otherwise specifically provided in this Agreement, all right, title and interest in all:

(i)         claims, demands, deposits (limited as hereinafter set forth), prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment;

(ii)         franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies for use in connection with the OG Business;

(iii)       telephone (voice, data and facsimile) numbers, all of which are more particularly set forth on Schedule 1.2(E) annexed hereto, and telephone listings associated therewith;

(iv)       domain names, URL’s, web addresses and other internet addresses, all of which are more particularly set forth on Schedule 1.2(E) annexed hereto; and

(v)	goodwill.

Section 1.3      Excluded Assets. Notwithstanding anything contained herein to the contrary, the following assets are excluded from the term OG Assets (collectively, the “Excluded Assets”):

(A)      all cash assets of OG on deposit in OG’s checking and savings accounts immediately prior to the Closing, other than a minimum cash balance of One Thousand (CAD $1,000.00) Canadian Dollars in each such account;

(B)	the Excluded Receivables as set forth on Schedule 1.2C(ii);

(C)	all personal property of Shareholder, including, without limitation, laptop computer, cell phone, art and other personal items; and

(D)       those pre-paid expenses more particularly set forth on Schedule 1.3 annexed hereto (collectively, the “OG Pre-Paid Expenses”).

Section 1.4    Liabilities of OG. All of the debts, liabilities (contingent and otherwise), contractual obligations, guaranties, sureties and other obligations, of any kind or nature, of OG are set forth on Schedule 1.4(i) annexed hereto (collectively, the “OG Liabilities”). All of the OG Liabilities shall be paid, satisfied and discharged by OG on or prior to the Closing Date or paid, satisfied and discharged by the Shareholder promptly after Closing.

Section 1.5      Employee and Independent Contractor Matters. It is expressly agreed that the Shareholder hereby assumes, shall be liable for, and shall indemnify, defend and hold OG and the Purchaser harmless from and against, any and all obligations and/or liabilities arising at any time prior to the Closing, to former and current employees of OG arising out of, or in connection with, the employment relationship, the severance of the employment relationship (to the extent an employee shall be terminated prior to Closing by OG) or any other obligation that OG may have to those employees, and OG shall have no obligation to any former or current employees of OG except to the extent arising from and after the Closing. Without limiting the generality of the foregoing, it is understood and agreed that responsibility for the payment of all amounts required either by statute or at common law to be paid to such employees, including but not limited to, any compensation, pay in lieu of notice, severance (for a termination prior to Closing, only), vacation pay, employment benefits, commissions and all other outstanding amounts (collectively, “Employment Obligations”) arising on or before the Closing Date shall be the sole liability and obligation of the Shareholder. On the Closing Date, Shareholder shall pay (or cause to be paid) and discharge (or cause to be discharged) all accrued and unpaid Employment Obligations arising and/or accruing on or prior to the Closing Date. In order to discharge all accrued, but unused vacation time of the employees of OG as of the Closing Date, a complete and accurate accounting thereof being set forth on Schedule 5.1.19 hereof, at Closing Shareholder shall pay Purchaser the aggregate Canadian dollar amount of such unused vacation time. Upon payment thereof, Shareholder shall have no further liability in respect of such vacation time.

ARTICLE II

PURCHASE AND SALE OF COC ASSETS

Section 2.1.    Purchase and Sale of COC Assets. On the Closing Date, COC shall sell, transfer and assign to Purchaser, and Purchaser shall acquire from COC, substantially all of the assets of COC, free and clear of any and all Encumbrances.

Section 2.2      Assets of COC. The tangible and intangible assets, rights and properties that shall be sold by COC, and acquired by Purchaser, in accordance with the provisions of Section 2.1 hereof, shall include, without limitation, the following, which, in the aggregate, constitute the COC Business (collectively, the “COC Assets”):

(A)      Tangible Assets. All of the furniture, fixtures, furnishings, equipment, computer hardware, inventory, pre-paid expenses, and all other tangible personal property, of whatever type or description, used in the COC Business (collectively, “COC Tangible Assets”), including, without limitation, those items listed on Schedule 2.2(A) annexed hereto;

(B)        Contracts. All right, title and interest in and to all of those written and oral contracts and other agreements more particularly described on Schedule 2.2(B) annexed hereto (collectively, the “COC Contracts”); provided, however, that Purchaser is not assuming, nor is obligated to fulfill, any obligation, guarantee or responsibility to any Person under the COC Contracts, or otherwise that results from the performance or provision of any services or actions taken, or failure to provide any services or to take any actions, on or prior to the Closing Date. Notwithstanding the foregoing, Purchaser shall continue to provide services under the COC Contracts set forth on Schedule 2.2(B) hereof through December 31, 2007, provided that, at Closing, COC shall pay Purchaser the aggregate dollar amount of the fees paid to COC for such services that are allocable to the period from and after the Closing Date (collectively, the “Pre-Paid Reporting Services”), which shall be paid by the transfer, to Purchaser, of the COC account containing a minimum balance at Closing of Five Thousand ($5,000.00) Dollars;

(C)       Accounts and Receivables. All right, title and interest in and to all accounts, accounts receivable, notes, notes receivable, loans receivable, instruments, drafts, documents, chattel paper and other receivables and rights to the payment of money or receipt of other benefits which remain uncollected or unreceived on the Closing Date (collectively, the “COC Receivables”), including, without limitation, all COC Receivables specifically set forth on Schedule 2.2.(C)(i) annexed hereto, but specifically excluding those COC Receivables more particularly set forth on Schedule 2.2(C)(ii) annexed hereto (collectively, the “Excluded COC Receivables”);

(D)       Intellectual Property. All right, title and interest in and to any and all intellectual property, all of which is set forth on Schedule 2.2(D)(i) annexed hereto (collectively, the “COC Intellectual Property”), including, without limitation:

(i)         patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered;

(ii)       trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, including, without limitation, the business name “The Optical Group” and all derivations thereof;

(iii)       copyrights, whether registered or unregistered, and registrations and applications for registration thereof;

(iv)        computer software (including any source or object codes thereof or documentation relating thereto), data, databases and documentation, and software licenses; and

(v)       trade secrets and confidential business information, know-how, techniques, research and development information, plans, proposals, technical data, copyrightable work, financial, marketing and business data, business, customer and supplier lists, including, without limitation, the list of customers of COC annexed hereto as Schedule 2.2(D)(ii) (collectively, the “COC Customer List”).

(E)        Other Intangible Assets. Except as otherwise specifically provided in this Agreement, all right, title and interest in all:

(i)         claims, demands, deposits (limited as hereinafter set forth), prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment;

(ii)         franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies for use in connection with the OG Business;

(iii)       telephone (voice, data and facsimile) numbers, all of which are more particularly set forth on Schedule 2.2(E) annexed hereto, and telephone listings associated therewith;

(iv)       domain names, URL’s, web addresses and other internet addresses, all of which are more particularly set forth on Schedule 2.2(E) annexed hereto; and

(v)	goodwill.

Section 2.3      Excluded Assets. Notwithstanding anything contained herein to the contrary, the following assets are excluded from the term COC Assets (collectively, the “Excluded Assets”):

(A)      all cash assets of COC on deposit in COC’s checking account~~s~~ immediately prior to the Closing, other than a minimum cash balance of Five Thousand (CAD $5,000.00) Canadian Dollars in such account as referred to in section 2.2(B);

(B)	the Excluded COC Receivables as set forth on Schedule 2.2C(ii); and

(C)       all personal property of Shareholder, including, without limitation, laptop computer, cell phone, art and other personal items; and

(D)       those pre-paid expenses more particularly set forth on Schedule 2.3 annexed hereto (collectively, the “COC Pre-Paid Expenses”, and together with the OG Pre-Paid Expenses, collectively, the “Pre-Paid Expenses”).

Section 2.4     Liabilities of COC. All of the debts, liabilities (contingent and otherwise), contractual obligations, guaranties, sureties and other obligations, of any kind or nature, of COC are set forth on Schedule 2.4 annexed hereto (collectively, the “COC Liabilities”). It is expressly understood and agreed that purchaser shall not assume and is not assuming, nor shall purchaser become liable, obligated or responsible for the payment of, any of the COC Liabilities or the performance of any duties of COC, of any kind or nature whatsoever, whether now or hereafter arising and whether contingent or liquidated in amount, including, without limitation, any debts, liabilities, obligations or duties arising out of accounts payable, tax liabilities, employee benefits, contracts, agreements (including, but not limited to, the COC Contracts (except to the extent arising from and after the Closing Date), or other types of liabilities of COC or related to the operation of the COC Business. Notwithstanding the foregoing, the Purchaser shall be responsible for the provision of services under the COC contracts as set out in Section 2.2(B) and liable for taxes on deferred revenues received and retained (i.e., not paid over to COC) by Purchaser on such contracts.

Section 2.5      Employee and Independent Contractor Matters. It is expressly agreed that COC shall be liable for, and shall indemnify, defend and hold Purchaser harmless from and against, any and all obligations and/or liabilities to former and current employees of COC arising out of, or in connection with, the employment relationship, the severance of the employment relationship or any other obligation that COC may have to those employees, and Purchaser shall have no obligation to any former or current employees of COC. Without limiting the generality of the foregoing, it is understood and agreed that responsibility for the payment of all amounts required either by statute or at common law to be paid to such employees, including but not limited to, any compensation, pay in lieu of notice, severance (except for a termination thereof by Purchaser following the Closing, only), vacation pay, employment benefits, commissions and all other outstanding amounts shall be the sole liability and obligation of COC. On the Closing Date, COC shall pay (or cause to be paid) and discharge (or cause to be discharged) all accrued and unpaid Employment Obligations arising and/or accruing on or prior to the Closing Date. In order to discharge all accrued, but unused vacation time of the employees of COC as of the Closing Date, a complete and accurate accounting thereof being set forth on Schedule 5.1.19 hereof, at Closing COC shall pay Purchaser the aggregate Canadian dollar amount of such unused vacation time. Upon payment thereof, Shareholder shall have no further liability in respect of such vacation time.

Section 2.6     Consents. Notwithstanding anything to the contrary contained herein, in the event any COC Asset cannot, by its terms, be transferred by COC without the consent of a third party, such COC Asset shall not be deemed sold, assigned or delivered hereby unless and until such third party consent is so obtained; it being understood and agreed that COC shall, at its sole cost and expense, use its best efforts to obtain any such required consents. If any such consent shall not be obtained (notwithstanding COC’s exercise of its best efforts to so obtain any such consent), or if any attempted assignment would be ineffective or would impair Purchaser’s rights in, to and/or under the COC Asset in question so that Purchaser would not, in effect, acquire the benefit of all such rights, COC, to the maximum extent permitted by law and the COC Asset, shall act after the date hereof as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

ARTICLE III

PURCHASE PRICE

Section 3.1.    Purchase Price. The aggregate purchase price payable for the Shares and the COC Assets shall be the aggregate sum of Three Million Eight Hundred Thousand (CAD $3,800,000.00) Canadian Dollars, payable by certified or bank check, or via wire transfer (to an account designated, in writing, by Shareholder (on behalf of both Shareholder and COC)), simultaneously with the Closing (the “Purchase Price”).

Section 3.2.     Allocation of Purchase Price. The Purchase Price shall be allocated among the Shares and the COC Assets acquired hereunder in accordance with the allocations set forth on Schedule 3.2 annexed hereto. It is agreed that the allocations set forth on Schedule 3.2 were arrived at by arm’s length negotiation, and properly reflect the respective fair market values of the Shares and the COC Assets. The Parties each hereby covenant and agree that they will not take a position on any tax returns, before any governmental agency charged with the collection of any taxes, or in any judicial proceeding that is in any way inconsistent with the representations contained in this Section 3.2, or the allocations set forth on Schedule 3.2. The Parties shall also agree to execute the non-compete allocation election, to be prepared by the Seller Parties’ counsel. The allocation of the portion of the Purchase Price for COC shall be $1.00 goodwill, and $5,000.00 to the cash in the account to be transferred to Purchaser at Closing.

Section 3.3.    Sales Taxes, Transfer Taxes and Filing Fees. The Purchaser shall be responsible for, and shall promptly pay any and all costs and expenses for taxes, fees, stamps, charges, and all documentary, recording or filing fees payable in connection with, the sale, transfer and assignment to Purchaser of the Shares and the COC Assets, including without limitation, Goods and Services Tax and or Retail Sales Tax. Purchaser and the Seller Parties shall promptly prepare and file a joint election with respect to the Goods and Services Tax.

ARTICLE IV

CLOSING; DELIVERIES

Section 4.1.    Closing; Closing Date. Subject to the fulfillment of all conditions to closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the principal office of Seller Parties, located at Oshawa, Ontario, or, if required by Purchaser’s lender in this transaction, then at the offices of such lender or its counsel, on or about July 27, 2007, at 11:00 a.m., or at such later date and time established by Purchaser in writing as soon as is reasonably practicable following the date of the satisfaction of the conditions to Closing set forth in this Agreement, or at such other place, time and date as the Parties may agree in writing. The time and date upon which the Closing occurs is referred to herein as the "Closing Date."

Section 4.2.    Deliveries by COC. At the Closing, COC shall deliver (or shall cause to be delivered) to Purchaser the following duly executed documents, which shall be in form and substance reasonably acceptable to Purchaser:

A         duly executed assignments, bills of sale, deeds, certificates of title and other instruments of conveyance sufficient to transfer and vest in Purchaser good and marketable title to the COC Assets, with general warranties of title, free and clear of any and all Encumbrances;

B         all consents to the assignment of any of the COC Contracts that require such consents prior to sale, assignment of other transfer of such COC Contract;

C         a certificate of incumbency certified by the secretary of COC, together with a certified copy, dated as of the Closing, of the resolutions of the board of directors and sole shareholder of COC, unanimously approving and authorizing the execution, delivery and performance of the covenants contained in this Agreement and each of the instruments, documents and agreements executed and delivered contemporaneously herewith (collectively, the “Transaction Documents”);

D         true and correct copies of the incorporating documents of COC, including, without limitation, the Articles of Incorporation and Bylaws of COC;

E         a certificate of compliance, dated as of the Closing Date, evidencing the status of COC;

F.	such other certificates or documents reasonably required by Purchaser;

G.         original counterparts of all of the COC Contracts, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of diskettes, computer takes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to COC that are included in the COC Assets;

H.         transfer of any monies in the checking and/or savings accounts of the COC Business in accordance with Section 2.3(A) hereof;

I.	the R&W Bring Down Certificates (as hereinafter defined);

J.	the Covenant Bring Down Certificates (as hereinafter defined); and

K.         payment, in immediately available funds, for the accrued, but unused vacation time set forth on Schedule 5.1.19.

Section 4.3.    Deliveries by Shareholder. At the Closing, Shareholder shall deliver (or shall cause to be delivered) to Purchaser the following duly executed documents, which shall be in form and substance reasonably acceptable to Purchaser:

A.        duly issued certificates for all of the Shares, duly endorsed in blank or with blank stock powers attached, in either case with signatures guaranteed and with all required stock transfer stamps attached;

B.	the stock books, stock ledgers, minute books, and corporate seals of OG;

C.	written resignations of all of the officers and directors of OG;

D.        general releases of OG (in the form reasonably acceptable to Purchaser) executed by each of the officers, directors, employees and Shareholder;

E.        original counterparts of all of the OG Contracts, plans, bids, quotations, proposals, instruments, computer programs and software, databases whether in the form of diskettes, computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to OG that are included in the OG Assets

F.        all consents to the assignment of any of the OG Contracts that require such consents prior to sale, assignment of other transfer of such OG Contract;

G.        a certificate of incumbency certified by the secretary of OG, together with a certified copy, dated as of the Closing, of the resolutions of the board of directors and Shareholder of OG, unanimously approving and authorizing the execution, delivery and performance of the covenants contained in this Agreement and each of the Transaction Documents;

H.        true and correct copies of all incorporating documents of OG, including, without limitation, the Articles of Incorporation and Bylaws of OG;

I.         a certificate of status, dated as of the Closing Date, from OG’s province of incorporation, evidencing the existence of OG in such province;

J.	such other certificates or documents reasonably required by Purchaser;

K.         transfer of any checking and/or savings accounts in accordance with Section 1.3(A) hereof;

L.	the R&W Bring Down Certificate;

M.	the Covenant Bring Down Certificate;

N.         all instruments, documents and agreements executed and delivered in connection with the Amalgamation, including, without limitation, a certified copy of the Articles of Amalgamation; and

O.         payment, in immediately available funds, for the accrued, but unused vacation time set forth on Schedule 5.1.19(ii) hereof.

Section 4.4     Purchaser’s Deliveries at Closing. At Closing, Purchaser shall deliver (or cause to be delivered) to Shareholder and COC the following:

A.         a certified or bank check, or wire transfer to an account designated, in writing, by Shareholder (on behalf of both Shareholder and COC), in the aggregate sum of Three Million Eight Hundred Thousand (CAD $3,800,000.00) Canadian Dollars, in payment of the Purchase Price;

B.         On or before Closing, the Purchaser shall, if applicable, provide evidence of compliance with all requirements of the Investment Canada Act and the Competition Act and without limitation, the filing of all required notices and applications, if any; and

C.	Such documents as are reasonably required by the Seller Parties.

Section 4.5     Possession. Possession of the COC Assets and the OG Assets shall be delivered to Purchaser on the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1.     Representations and Warranties of the Seller Parties. Shareholder, COC and OG (sometimes hereinafter collectively referred to as the “Seller Parties”, and individually as a “Seller Party”), hereby jointly and severally represent and warrant to Purchaser that the following representations and warranties are true, accurate and complete on the date hereof, and will be true, accurate and complete on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by Purchaser, or any actual or constructive knowledge of Purchaser that any of the same shall not be true, accurate and complete:

5.1.1    Organization and Good Standing. (i) OG is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, and has the full power and authority (corporate and otherwise) to own and lease its properties, and to operate the OG Business in all jurisdictions in which it transacts the OG Business, and (ii) COC is a corporation duly organized, validly existing and in good standing under the laws of Canada, and has the full power and authority (corporate and otherwise) to own and lease its properties, and to operate the COC Business in all jurisdictions in which it transacts the COC Business.

5.1.2    Authorization for Agreement. The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Seller Parties, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate and otherwise) of the Seller Parties, and all requisite actions (corporate and otherwise) have been taken by each of the Seller Parties to carry out the terms of this Agreement and each of the Transaction Documents.

5.1.3    Authority. The Seller Parties have the full legal right, power and authority to enter into this Agreement and each of the Transaction Documents, and to consummate the transactions contemplated hereby and thereby. Neither the execution nor the delivery of this Agreement and each of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, conflict or will conflict with or result or will result in a breach of the OG’s and/or COC’s respective Certificates of Incorporation or Bylaws, or the terms, conditions or provisions of any contract, agreement, commitment or undertaking to which any Seller Party is a party or by which any Seller Party is bound. This Agreement and each of the Transaction Documents constitute the valid and binding obligation of the Seller Parties, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws (collectively, the “Enforceability Exceptions”).

5.1.4    Capital Stock; Shareholders; Subsidiaries. The authorized capital stock of OG consists of an unlimited number of Common Shares and an unlimited number of Class A Special Shares, of which 5120 Common Shares and 2,000,000 Class A Special Shares are issued and outstanding, and all of which are owned by Shareholder, and all of which constitute the Shares. Shareholder is the sole shareholder of OG. All of the subsidiaries of OG, if any, are set forth on Schedule 5.1.4 annexed hereto.

5.1.5     Options. Except for the Purchaser’s right hereunder, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for (i) the purchase from OG of any of the Shares; (ii) the purchase, subscription, allotment or issuance of any unissued shares or securities of OG; or (iii) other than in the ordinary course of the OG Business, the purchase or other acquisition from OG of any of its undertaking, property or assets.

5.1.6     Dividends and Distributions. Since the date of the Financial Statements (as hereinafter defined), OG has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class (other than dividends and distributions made, from time to time, to the Shareholder, of the net revenues of OG, or distributions of cash to satisfy any liabilities of OG to Shareholder), and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

5.1.7     Corporate Records. The corporate records of OG, 757979 and 800696 are complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in substantial compliance with all applicable laws and with the articles and by-laws of OG, 757979 and 800696 and without limiting the generality of the foregoing, (i) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders of OG, 757979 and 800696 held since the date of incorporation, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of OG, 757979 and 800696 and all such resolutions were duly passed; (iii) the share certificate books, registers of shareholders and registers of securities transfers of OG, 757979 and 800696 are complete and accurate, and all transfers of securities have been duly completed and approved and any exigible tax payable in connection with the transfer of any securities of OG, 757979 and 800696 has been duly paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of OG were duly elected or appointed as the case may be. Notwithstanding the foregoing, the OG has or will, prior to Closing, adopt a resolution authorizing and directing the dividend, distribution and/or payment to Shareholder of certain sums prior to Closing, but, at the time of the adoption of the resolution, the actual dollar amount and allocation of such dividends, distributions or other payments will not be known, and therefore will be left blank in the resolution. Upon receipt from Shareholder’s accountant written notice of the amounts to be complete in such resolution, the Purchaser shall cause OG to insert same in the resolution. For clarification, such dividends, distributions or other payments shall be determined by the Seller Parties’ accountant upon finalization of the corporate accounting records to the Closing Date, and such amounts (which shall have been dividended, distributed or paid, as the case may be, to Shareholder prior to Closing) shall be inserted into the resolution upon Purchaser’s receipt (in writing) of the same from the Sellers Parties’ accountant. The process of inserting these figures into the resolution, and all actions taken in connection therewith, shall collectively be referred to as the “Resolution Completion”).

5.1.8     Liabilities. (i) Except as set forth on Schedule 1.4 hereto, OG has no liabilities, fixed or contingent, of any kind or nature, and nor is there any basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against OG giving rise to any liabilities; and (ii) Except as set forth on Schedule 2.4 hereto, COC has no liabilities, fixed or contingent, of any kind or nature, and nor is there any basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against COC giving rise to any liabilities

5.1.9     Tangible Assets. Schedule 1.2(A) and Schedule 2.2(A) hereto contain an accurate and complete list and description of all of the OG Tangible Assets and the COC Tangible Assets (collectively, the “Tangible Assets”), as the case may be. All of Tangible Assets are in good working order and condition, ordinary wear and tear excepted, free from defects (latent and patent), have been maintained in accordance with normal industry practice, and are suitable for the purposes for which they are presently used.

5.1.10   Good Title to Assets; No Encumbrances; Good Title to Shares. (i) OG is the sole and exclusive legal and beneficial owner of, and has good, valid and marketable title to, all of the OG Assets, free and clear of all Encumbrances, and the OG Assets constitute all of the assets used in connection with the operation and conduct of the OG Business. (ii) COC is the sole and exclusive legal and beneficial owner of, and has good, valid and marketable title to, all of the COC Assets, free and clear of all Encumbrances, and the COC Assets constitute all of the assets used in connection with the operation and conduct of the COC Business. (iii) Shareholder is the sole record and beneficial owner of the Shares, and has now, and on the Closing Date will convey to Buyer, lawful, valid and indefeasible title to the Shares, free and clear of all Encumbrances.

5.1.11	Financial Information.

(A)       The Seller Parties previously provided to Purchaser a statement of operations of OG and COC, covering the last six fiscal years up to and including the fiscal years ended on or before the Closing Date (collectively, the "Financial Statements"). Annexed hereto as Schedule 5.1.11(i) is a true, correct and complete copy of the Financial Statements. The Financial Statements are complete and correct in all material respects; are in accordance with the books of account, ledgers and records of OG and COC; have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as noted therein; and present fairly the financial condition and results of operation of OG and COC.

(B)        The Seller Parties have heretofore delivered to Purchaser copies of Corporation Income Tax Returns covering the last six fiscal years up to and including the fiscal years ended on or before the Closing Date (the “Tax Return”). Annexed hereto as Schedule 5.1.8(ii) is a true, accurate and complete copy of the Tax Return. The information contained in the Tax Return is true, correct and complete.

5.1.12   Absence of Change. Since the date of the Financial Statements there has not been:

(A)       any material adverse change in any of the assets, business, financial condition, earnings, results of operations or prospects of the Businesses, nor has any other event, condition, or state of facts occurred or arisen which might have a material adverse effect on the assets, business, financial condition, earnings, results of operations or prospects of the Businesses on a consolidated basis; and/or

(B)      any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets, properties or future prospects of the Businesses.

5.1.13    Contracts. (i) Schedule 1.2(B) hereto contains a complete and accurate list of all OG Contracts, and (ii) Schedule 2.2(B) hereto contains a complete and accurate list of all COC Contracts (the OG Contracts and the COC Contracts are sometimes herein referred to collectively as the “Contracts”). With respect to the Contracts:

(A)       Seller Parties have delivered to Purchaser a true and correct copy of each of the Contracts, together with any and all amendments thereto.

(B)        None of the Contracts terminates or is cancelable by its terms as a result of the execution and delivery of this Agreement or any of the Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby.

(C)       Each of the Contracts is the valid, binding obligation of all parties thereto, enforceable and in full force and effect.

(D)       There is no existing breach of any of the terms of any of the Contracts by the Seller Parties or any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice to both, could constitute a breach of any Contract by the Seller Parties or any other party thereto, or give rise to a right on the part of the Seller Parties or any party thereto to terminate such Contract or to deprive the Seller Parties or any other party thereto of any right, or accelerate any of their respective obligations, thereunder. Without limiting the generality of the foregoing, all rents and all other payments, of any kind or nature, payable pursuant to the terms of the Contracts, have been timely paid, in full.

(E)        The Seller Parties have performed and are performing all obligations required to be performed by them under each of the Contracts.

5.1.14  Customer List. The OG Customer List and the COC Customer List are sometimes hereinafter referred to collectively as the “Customer List”). The Customer List: (A) contains a complete and accurate list of all of the past (to the extent in the Seller Parties’ possession) and present customers of OG and COC, as the case may be (collectively, “Customers”), and accurately specifies the last date on which each Customer transacted business with either of them, as well as the details of each such transaction; (B) all Customers were obtained exclusively through the efforts of OG and COC, as the case may be, and their respective employees, agents and consultants; (C) OG and COC, as the case may be, are the sole legal and beneficial owners of the Customer List, free and clear of any and all Encumbrances, and no other Person has any legal or equitable ownership or property interest in the Customer List; (D) the personal information of each customer (e.g., address, telephone number, prescription information), as set forth on the Customer List, is accurate and complete; (E) the sale of the Customer List to Purchaser does not violate any legal obligation of the Seller Parties, including, without limitation, any obligations of confidentiality and privacy.

5.1.15  Accounts Receivable. The OG Receivables and the COC Receivables are hereinafter sometimes collectively referred to as the “Receivables”. Schedule 1.2C and Schedule 2.2C hereto, as the case may be, contain a complete and accurate list of all Receivables of OG and COC immediately prior to Closing. The Receivables are not subject to any offset, recoupment, counterclaim, claim or defense. All Receivables are valid and legally binding, represent bona-fide transactions, and arose in the ordinary course of business. Notwithstanding the foregoing, the Seller Parties make no representation or warranty as to the collectibility of the Receivables, and make no guaranty that the Receivables will actually be collected by Purchaser.

5.1.16	Computer Software; Other Intellectual Property.

(A)     Schedule 5.1.16 contains a complete and accurate list of the computer software that is included within the OG Assets or the COC Assets, as the case may be (the "Owned Software"). OG or COC, as the case may be, have exclusive rights and title to the Owned Software, free and clear of all claims, including claims or rights of joint owners and employees, agents, consultants, customers, licensees or any other parties who may have been involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Each employee, contract programmer, independent contractor, non-employee agent and person or other entity who has performed development or computer programming services in connection with the Owned Software has performed such services on the basis of a “work for hire,” and any and all rights that such Person may otherwise have therein have been assigned to OG or COC, as the case may be.

(B)        Schedule 5.1.16 hereto contains a complete and accurate list of all software of which OG or COC, as the case may be, is licensee or lessee or that OG or COC otherwise has obtained the right to use (collectively, the "Licensed Software"). Schedule 5.1.16 hereto also:

(i)         sets forth a list of all license fees, rents, royalties or other charges that OG and/or COC are required or obligated to pay with respect to Licensed Software; and

(ii)         a description of each license, lease or other agreement applicable to the Licensed Software. OG and COC have the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or Encumbrances. OG and COC are in full compliance with all provisions of each license, lease or other agreement relating to the Licensed Software.

(C)      The Owned Software and the Licensed Software constitute all software used in the OG Business and the COC Business (collectively, the "Seller Software"). The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Seller Software or impair the Purchaser’s ability to use the Seller Software in the same manner as the Seller Software is currently used. Neither OG, nor COC, have infringed or are infringing any intellectual property rights of any third party.

(D)      Schedule 5.1.16 hereto sets forth a complete and correct list and summary description of all patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered, trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, copyrights, whether registered or unregistered, and registration and applications for registration thereof, together with a complete list of all licenses granted by or to OG or COC, as the case may be, with respect to any of the above. OG and COC, as the case may be, validly own or are validly licensed to use all inventions, processes, know-how, formulas, patterns, designs, trade secrets and confidential information that are used in the conduct of the OG Business and the COC Business as now conducted. No option, license, sublicense or other agreement has been granted in respect of any patent, trademark, brand name, trade secret, confidential information, copyright or pending application therefor listed in Schedule 5.1.16 hereto. Neither the Owned Software nor any of OG’s or COC’s other owned Intellectual Property infringes any patent, trademark, service mark, trade or company name, copyright or application therefor or any other related technological right of any other person. None of the rights of OG or COC described in this Section 5.1.16 will be impaired in any way by the transactions provided for herein, and all of such rights will be fully enforceable after the Closing Date without the consent or agreement of any other party.

5.1.17  Intangible Assets. Schedule 5.1.17 contains a complete and accurate list and summary description of all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of any federal or provincial tax), franchises, approvals, permits, licenses, orders, regulations, certificates, variances and similar rights obtained from governments and governmental agencies owned or held by OG and/or COC, all of which are now valid, in good standing and in full force and effect. Such franchises, approvals, permits, licenses, orders, regulations, certificates, variances and similar rights and adequate for the operation of the OG Business and the COC Business as presently constituted.

5.1.18  Insurance. Schedule 5.1.18 contains a complete and accurate list as of all insurance policies carried by OG. OG has delivered complete copies of all policies currently in effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. OG’s insurance has never been canceled and OG has never been denied coverage. OG’s insurance is adequate to protect the OG Business, and the coverage period thereunder is sufficient to cover any losses resulting in connection with any claims arising on or prior to the Closing Date.

5.1.19	Employees.

(A)       Schedule 5.1.19(i) contains a complete and accurate list of all officers, directors and employees employed by OG and COC and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively), job title and date of employment. Schedule 5.1.19(ii) sets forth all accrued, but unused vacation time of the employees of the OG and COC.

(B)        To the best of the Selling Parties’ knowledge and belief, the Businesses have been and are being operated in full compliance with all laws relating to employees, including employment standards, occupational health and safety, pay equity and employment equity. The Seller Parties have complied with and posted plans as required under the Pay Equity Act (Ontario). There have been no complaints under such laws against any of the Seller Parties in respect of the Businesses.

(C)       There are no complaints nor, to the knowledge of the Seller Parties, are there any threatened complaints, against the any of the Seller Parties in respect of the Businesses, before any employment standards branch or tribunal or human rights tribunal. To the knowledge of the Seller Parties, nothing has occurred which might lead to a complaint against any of the Seller Parties in respect of the Business, under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under the employment standards legislation which place any obligation upon any of the Seller Parties, relating the Businesses, to do or refrain from doing any act.

(D)       All current assessments under the Workplace Safety Insurance Act (Ontario) in relation to the Businesses have been paid or accrued by the Seller Parties and the Businesses have not been subject to any special or penalty assessment under such legislation which has not been paid.

5.1.20  Benefit Plans. Schedule 5.1.20 contains a complete and accurate list of all employee benefit plans (the "Benefit Plans") of OG, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby. With respect to such Benefit Plans, the Seller Parties warrant:

(A)      OG does not have a pension, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan or arrangement.

(B)       To the best of the Selling Parties’ knowledge and belief, all Benefit Plans are in substantial compliance with all applicable laws, ordinances and regulations.

(C)         All reports and other documents required to be filed with any governmental agency or distributed to Benefit Plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed.

5.1.21  Action and Litigation. To the best of the Selling Parties’ knowledge and belief, neither OG nor COC are in default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over them. There are no charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands pending or threatened against or affecting OG or COC, at law or in equity, by third parties, or others, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over OG and/or COC. There are no claims, actions, suits or proceedings, whether pending or threatened, against or affecting OG, COC, the OG Business and/or the COC Business. To the best of the Selling Parties’ knowledge and belief, OG and COC have at all time conducted and are conducting the OG Business and the COC Business, as the case may be, in compliance with all requirements, standards, criteria and conditions set forth in applicable federal, state, provincial and local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, and neither the OG Business nor the COC Business are in violation of any of the foregoing that could adversely affect the operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the OG Business or the COC Business, as the case may be.

5.1.22  Tax Returns and Audits. OG has timely filed all requisite tax returns for all fiscal periods ending immediately prior to the Closing Date. OG has currently paid, when due, all taxes levied and imposed in connection with the operation of the OG Business, including, without limitation, applicable sales and use taxes, social insurance taxes, business license taxes, federal and provincial income taxes, employment taxes, federal and provincial withholding taxes, unemployment taxes, workmen's compensation taxes, franchise taxes, property taxes, ad valorem taxes and all similar taxes. There are no open years, examinations in progress or claims against them for federal, state or other taxes (including penalties and interest) for any period or periods prior to and including the Closing Date, and no notice of any claim, whether pending or threatened, for taxes has been received.

5.1.23	INTENTIONALLY OMITTED

5.1.24  Environmental Matters. The Seller Parties have obtained all permits, licenses and other authorizations which are required in connection with the conduct of the OG Business and the COC Business under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. To the best of the Selling Parties’ knowledge and belief, the Seller Parties are in full compliance with all the terms and conditions of all required permits, licenses and authorizations, and are also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. To the best of the Selling Parties’ knowledge and belief, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Seller Parties relating in any way to the laws referred to in this Section 5.1.24 or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such laws.

5.1.25  Brokers’ Fees. The Seller Parties have not engaged any broker or finder, and the Seller Parties shall, jointly and severally, indemnify Purchaser against any and all claims for payment of brokerage commissions or finder's fee, in connection with the transactions contemplated herein.

5.1.26  Suppliers. Schedule 5.1.26 hereto contains a complete list of all suppliers providing products and services to OG and/or COC (collectively, “Suppliers”). The Suppliers are all of the suppliers necessary to the operation of the OG Business and the COC Business, as the case may be. OG’s and COC’s respective relationships with the Suppliers are in good standing, and the Seller Parties have no knowledge of any fact or circumstances that exists that could adversely affect such relationships.

5.1.27   Records. The books and records of the Businesses have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the Businesses. All material financial transactions relating to the Businesses have been accurately recorded in the books and records in accordance with GAAP.

5.1.28   Bank Accounts and Powers of Attorney. Schedule 5.1.29 is a correct and complete list showing (i) the name of each bank, trust company or similar institution in which the each of COC and OG has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from COC or OG and a summary of the terms thereof.

5.1.29   Competition Act. The assets of the Selling Parties in Canada (which are being sold by the Selling Parties) have an approximate aggregate value of $3,800,000.00, and annual gross revenues from sales in, from or into Canada, with an aggregate value of $37,025,000, as determined in accordance with the Competition Act (Canada).

5.1.30	INTENTIONALLY OMITTED

5.1.31   Privacy Matters. The Seller Parties have conducted and are conducting the Businesses in compliance with all laws applicable to privacy and the protection of personal information.

5.1.32   Regulatory Approval. No governmental or regulatory authorization, approval, order, consent or filing is required other than Investment Canada approval [and Competition Act approval] on the part of the Purchaser and the Seller Parties, in connection with the execution, delivery and performance of this agreement or any other documents and agreements to be delivered under this agreement or the performance of the Seller Parties' obligations under this agreement or any other documents and agreements to be delivered under this agreement.

5.1.33   Owns No Property Used by Seller Parties. Neither Shareholder, nor any Person with whom the Shareholder is affiliated, directly or indirectly, owns any property or rights, tangible or intangible, which are used in the OG Business and/or the COC Business, other than the real property at which the principal offices of the Seller Parties is located.

5.1.34  Residency. The Seller Parties are not non-residents of Canada for the purposes of the Income Tax Act (Canada).

5.1.35  No Misrepresentations. The Seller Parties have made available to the Purchaser, all information, including the financial, marketing, sales and operational information on a historical basis in respect of the Businesses which would be material to a purchaser of the Businesses. To the best of the Selling Parties’ knowledge and belief, after due inquiry, all information, which has been provided to the Purchaser relating to the Businesses is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading. Without limiting the generality of the foregoing, the Seller Parties have not failed to disclose to the Purchaser, any fact or information which would be material to a purchaser of the Businesses, the Shares and/or the COC Assets.

5.1.36  Amalgamation. Effective on and as of June 15, 2007, 757979 and 800696 were amalgamated by filing Articles of Amalgamation with the Ministry of Consumer and Business Services, and the resulting, amalgamated entity is OG. As a result of the Amalgamation, OG became, and is now, the owner of all right, title and interest in and to all of the tangible and intangible assets of both 757979 and 800696, including, without limitation, all of the OG Assets. There are no further actions that are required in order to fully effectuate the Amalgamation. Without limiting the generality of the foregoing, the business name registrations of all business names of OG, including, without limitation, “The Optical Group”, have been transferred to OG.

Section 5.2.    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller Parties that the following representations and warranties are true, accurate and complete on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by the Seller Parties, or any actual or constructive knowledge of the Seller Parties that any of the same shall not be true, accurate and complete.

5.2.1    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the full power and authority to own and lease its properties and to operate its business in all places where it does business.

5.2.2     Authorization for Agreement. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party has been duly authorized, and all requisite corporate actions have been taken by Purchaser to carry out the terms of this Agreement, and each of the Transaction Documents to which it is a party.

5.2.3     Legal Authority. Purchaser has the full legal right, power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby to the extent required. Neither the execution nor delivery of this Agreement and the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby conflicts or will conflict with or results or will result in a breach of Purchaser's Certificate of Incorporation or Bylaws, or the terms, conditions or provisions of any undertaking to which Purchaser is a party or by which Purchaser or its business or assets are bound.

5.2.4     Valid and Binding Obligation. This Agreement and each of the Transaction Documents constitute the valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.2.5     No Misrepresentations. No representation, warranty or statement of Purchaser contained in this Agreement or any of the Transaction Documents or in any of the exhibits and schedules attached hereto or thereto contains any untrue statement of fact, nor omits to state any fact necessary to make the representations, warranties and statements contained herein or therein, not misleading.

5.2.6 Investment Canada Act. The Purchaser is not a Canadian within the meaning of the Investment Canada Act (Canada).

ARTICLE VI

CONDUCT PENDING CLOSING

Section 6.1      Conduct of Seller Pending Closing. Shareholder, OG and COC shall (and Shareholder shall cause each of them to) comply with the following covenants from the date of this Agreement until the consummation of the Closing.

6.1.1     Access to Properties and Records; Confidentiality. Upon notice, the Seller Parties will afford the officers and other authorized representatives of Purchaser full access to all aspects of the Businesses, including, without limitation, the OG Assets and the COC Assets, property, books, and records of COC and OG, within and without the regular operating hours of OG and COC, in order that Purchaser may have full opportunity to make such investigation as it shall desire to make of the affairs of COC and OG, and the officers and other authorized representatives of COC and OG shall furnish Purchaser with such financial and operating data and other information as to the business and properties of COC and OG as Purchaser shall, from time to time, request. Purchaser will not use any confidential, non-public information of COC and OG obtained pursuant to this Subsection 6.1.1 for any purpose unrelated its evaluation and contemplated consummation of the transactions contemplated by this Agreement, and, if the Closing does not take place, Purchaser will hold all confidential, non-public information and documents of COC and OG obtained pursuant to this Subsection 6.1.1 in confidence. If this Agreement is terminated by Purchaser, Purchaser will deliver to COC and OG, as the case may be, all non-public documents and summaries thereof, so obtained or prepared by it. The obligations of confidentiality and non-use set forth in this Subsection 6.1.1 shall survive the termination of this Agreement by Purchaser.

6.1.2     Business in Ordinary Course.     COC and OG shall (and Shareholder shall cause them to) conduct their respective businesses in the ordinary course, consistent with past practice, and to:

(A)      preserve their respective businesses and goodwill (associated therewith) intact, to keep available to COC and OG the services of its present officers and employees, and to preserve the goodwill of suppliers, customers and others having business relations with COC and OG, including, without limitation, the customers set forth on the Customer List;

(B)       maintain the OG Assets and the COC Assets in proper repair, working order, and condition, reasonable wear and tear and damage by casualty excepted;

(C)      keep in force and effect, at no less than their present limits, all policies of insurance;

(D)       promptly comply with the requirements of all governmental authorities having jurisdiction over the COC and OG;

(E)       Co-operate with the Purchaser and use all reasonable efforts to assist Purchaser in obtaining [Competition Act approval and] Investment Canada approval, which Purchaser shall endeavor, reasonably and in good faith, to obtain, if necessary; and

(F)        not enter into any sale, lease, contract, commitment, or other transaction with respect to the OG Assets and/or the COC Assets, other than in the ordinary course of business, consistent with past practices.

6.1.3     Employee Compensation. COC and OG shall not (and Shareholder shall cause them not to) enter into or amend any employment contract, or any bonus, stock-option, profit-sharing, pension, retirement, incentive, or similar arrangement.

6.1.4     Accounting Practices.   Except as required by generally accepted accounting principles, COC and OG shall not make any changes in their respective accounting methods or practices.

6.1.5     Negative Covenants. Shareholder, COC and OG shall not do any of the following from the date of the execution of this Agreement to the Closing Date or proper termination of this Agreement in accordance with the provisions of Section 7.2.1 hereof (such period being the “Exclusivity Period”):

(A)      on their own behalf, or authorize or permit any officer, director, employee, investment banker, attorney, accountant, or other representative, directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit, or in any manner reasonably likely to result in, any "Takeover Proposal" (as such term is defined below); or (ii) except to the extent required by applicable law, furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any Takeover Proposal. As used in this Section 6.1.5(A), "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving COC and/or OG and a third party, or for the acquisition of an interest (equity or otherwise) in the COC and/or OG by, or the sale of substantially all of the assets of COC and/or OG to, a third party;

(B)       sell, lease, pledge, encumber, or otherwise dispose of any of the OG Assets and/or the COC Assets;

(C)      incur or assume any indebtedness, obligation or liability (fixed or contingent) or issue or sell any debt securities;

(D)	hire or dismiss any senior employees; or

(E)        mortgage, pledge, subject to lien, grant a security interest in or otherwise encumber any of the assets or property of the Businesses, whether tangible or intangible.

6.1.6     Best Efforts. The Seller Parties will use their best, good faith and diligent efforts to bring about the transactions contemplated by this Agreement as soon as practical, unless this Agreement is terminated as provided herein.

6.1.7     Supplemental Disclosure. The Seller Parties shall have the continuing obligation to promptly supplement or amend the representations and warranties of the Seller Parties herein, as well the schedules annexed hereto, with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have rendered the such representations or warranties untrue, or would have been required to be set forth on, or described in, such schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless the same reflect matters occurring in the ordinary course, consistent with past practices, or, if not in the ordinary course, consistent with part practices, then they shall only be deemed so if agreed to in writing by Purchaser, in its sole and absolute discretion. Until the Closing, the Seller Parties shall promptly notify the Purchaser in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied. The Seller Parties may, from time to time, prior to or at the Closing, by written notice given in accordance with this Agreement, supplement or amend the schedule hereto to correct any matter that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein, provided that the same shall occur in the ordinary course, consistent with past practices, or with respect to which Purchaser shall agree in writing, in Purchaser’s sole discretion, to any such supplement or amendment. Notwithstanding any other provision hereof to the contrary, the schedules annexed hereto and the representations and warranties made by the Seller Parties shall, if and to the extent occurring in the ordinary course of business, consistent with past practices, or agreed to in writing by Purchaser, in Purchaser’s sole discretion, be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including as of the Closing. The Parties acknowledge that, on the execution of this Agreement, certain of the schedules may not be complete, but, subject to the foregoing, will be completed prior to or at Closing.

ARTICLE VII

CONDITIONS PRECEDENT; TERMINATION; ESCROW

Section 7.1      Conditions Precedent. All obligations of Purchaser under this Agreement are subject, at Purchaser's option, to the fulfillment, before or at the Closing, of each of the following conditions, each of which may be waived, in writing, by Purchaser, in its sole and absolute discretion:

7.1.1     Representations and Warranties True at Closing. (A) The Seller Parties’ representations and warranties contained in this Agreement shall be deemed to have been made again on and as of the Closing Date, and shall be true and correct, in all respects, on and as of the Closing Date, and shall not omit to state any fact necessary to make any such representation and/or warranty not misleading; and (B) all information contained in any exhibit or schedule annexed hereto and/or contained in any document and/or instrument furnished and/or delivered to Purchaser pursuant to this Agreement, the Transaction Documents and/or in connection with the consummation of the transactions set forth herein and therein (in each case whether prior to or after the date hereof) shall be true and correct, in all material respects, on and as of the Closing Date, and shall not omit to state a fact necessary to make any such information not misleading. Additionally, each of the Seller Parties shall have executed and delivered to Purchaser a certificate, dated as of the Closing Date, certifying that, on and as of the Closing Date, the foregoing shall the true and correct in all respects (collectively, the “R&W Bring Down Certificates”). The execution and delivery of the R&W Bring Down Certificates shall not only be a condition to Purchaser’s obligations under this Agreement, but shall also be deemed affirmative covenants of the Seller Parties.

7.1.2     Due Performance; No Change in Condition. The Seller Parties shall have performed and complied with all of their respective responsibilities, obligations, agreements and/or covenants under, and of all the terms and conditions required by, this Agreement and the Transaction Documents, to be performed and/or complied with by each of them before (and/or simultaneously with) the Closing including, without limitation, the payment of Employment Obligations and the Payment of the OG Liabilities except for post-closing payments as herein set out. The Seller Parties shall have executed and delivered to Purchaser a certificate, dated as of the Closing, certifying that (A) since the date of this Agreement, there has been no material adverse change in the business or financial condition of COC and/or OG, and (B) each of the Seller Parties has performed and compiled with each of the covenants on their respective parts to be performed and compiled with under this Agreement and each of the Transaction Documents (collectively, the “Covenant Bring Down Certificates”). The execution and delivery of the Covenant Bring Down Certificates shall not only be a condition to Purchaser’s obligations under this Agreement, but shall also be deemed affirmative covenants of the Seller Parties.

7.1.3     Books and Records; Due Diligence. From the date of this Agreement, through the Closing or the earlier termination hereof, the Seller Parties shall have cooperated with Purchaser, and made readily available to Purchaser all of the Assets, documents, officers and employees, books, records, financial statements and data, tax return, contracts and other information requested by Purchaser and its representatives to conduct its due diligence investigation of COC and OG. Purchaser shall be satisfied (in it sole and absolute discretion) with the results of its due diligence of COC and OG, and without limiting the generality of the foregoing, Purchaser’s due diligence shall not have revealed any fact, or set of facts, that cause Purchaser to conclude, in its sole discretion, that it will not receive the benefits of the transactions contemplated by this Agreement and/or any Transaction Documents.

7.1.4     Authorizations. The Seller Parties shall have delivered to Purchaser certified copies of resolutions adopted by: (A) the board of directors of COC and OG authorizing all actions taken and/or to be taken by COC and OG in connection with the consummation of the transactions set forth herein and in the Transaction Documents; and (B) the Shareholder authorizing, approving and adopting this Agreement (and the Transaction Documents) and the transactions contemplated hereby (and thereby), and authorizing the board of directors to take any actions necessary to consummate the same. The delivery of the foregoing items shall not only be a condition to Purchaser’s obligations under this Agreement, but shall also be deemed affirmative covenants of the Seller Parties.

7.1.5     Resignations; Releases. There shall have been delivered to Purchaser (A) the signed resignations of all of the directors and officers of COC and OG, dated as of the Closing; and (B) general releases of any and all claims against COC and OG executed by each of the officers, directors and the Sole Shareholder. The delivery of the foregoing items shall not only be a condition to Purchaser’s obligations under this Agreement, but shall also be deemed affirmative covenants of the Seller Parties.

7.1.6 Receipt of Closing Documentation           All instruments of conveyance and other documentation relating to the sale and purchase hereunder including, without limitation, assignments of Contracts (and consents to such assignments, where required), deeds, surveys, bills of sale and trade-mark assignments, documentation relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Seller Parties of their obligations under this agreement shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser.

7.1.7 Consents, Authorizations and Registrations. All consents, approvals, orders and authorizations of any Person or governmental authority (or registrations, declarations, filings or recordings with any such authorities), required in connection with the completion of any of the transactions contemplated by this agreement, the execution of this agreement, the Closing or the performance of any of the terms and conditions of this agreement, including Investment Canada approval, [Competition Act approval] and all clearance certificates required pursuant to any applicable retail sales tax legislation, shall have been obtained at or before Closing. There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any Party by any governmental authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this agreement or otherwise claiming that this agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

7.1.8     Title to Assets. All of the OG Assets and the COC Assets, shall, on or prior to the Closing Date, be vested exclusively in OG or COC, as the case may be. Without limiting the generality of the foregoing, any and all tangible and intangible assets of OG’s or COC’s subsidiaries, if any, set forth on Schedule 5.1.4 hereof, shall be vested solely in Seller on or prior to the Closing Date, and shall be included, as applicable, in the terms “OG Assets” or “COC Assets”.

7.1.9     Lease.  The existing lease for the corporate office of OG and COC, located at 20 Elgin Street Oshawa Ontario, shall have been extended on terms and conditions acceptable to Purchaser, in its reasonable discretion, provided that the rent payable thereunder shall be no greater than the current market rent for similar office space, and there shall be no common area maintenance or similar charges or fees. Shareholder, as the direct or indirect owner of the building in which the corporate office is located, hereby agrees to negotiate in good faith the extension of the existing lease for the corporate office.

7.1.10   Bulk Sales Compliance. The Purchaser shall have received evidence satisfactory to it that the provisions of the Bulk Sales Act (Ontario), Section 6 of the Retail Sales Tax Act (Ontario) and any other applicable bulk sales legislation as such may apply in respect of the purchase and sale of the COC Assets pursuant to this agreement have been complied with.

7.1.11   Lender Approval. Purchaser’s lender shall have approved the financing of Purchase Price, and shall have consented to the consummation of the Closing.

Section 7.2	Termination.

7.2.1     Termination. This Agreement may be terminated (A) by mutual, written consent of Purchaser and each of Shareholder, OG and COC (for the purposes of this Section 7.2, Shareholder, OG and COC shall be collectively referred to as the “Sellers”, and, for any of the Sellers to take action under this Section 7.2, all Sellers shall be required to take such action), which may be withheld in Purchaser’s and Sellers’ sole and absolute discretion; (B) by Purchaser or Sellers, if the Closing shall not have taken place within one hundred twenty (120) days from the date of this Agreement, except in the event that the party (i.e., Purchaser, on the one hand, or Sellers, on the other hand) attempting to terminate this Agreement is (or, in the case of Sellers, then any one or more of the Sellers are) in breach of any of such party’s covenants under this Agreement (if Sellers are attempting to terminate this Agreement pursuant to this Section, then none of the Sellers shall be in breach of any of their respective covenants); (C) by Purchaser, in the event of a breach of any of the covenants of Sellers under this Agreement that shall not be cured within five (5) days following receipt of written notice thereof; (D) by Sellers, in the event of a breach by Purchaser of any of the covenants of Purchaser under this Agreement that shall not be cured within five (5) days following receipt of written notice thereof; or (E) by Purchaser, in the event that any of the conditions to Closing set forth in Section 7.1 hereof shall not have been satisfied, provided that Purchaser may waive any one or more of such conditions, in Purchaser’s sole and absolute discretion. Any Party terminating this Agreement pursuant to this Section 7.2.1 shall provide all other Parties with written notice of its election to so terminate this Agreement, together with the specific basis for such termination (a “Termination Notice”). The effective date of any such termination shall be the date set forth in the Termination Notice.

7.2.2    Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.2.1, the Parties shall continue to be liable (i) for the breach of their respective covenants, representation and/or warranties set forth in this Agreement that arise and/or accrue on or prior to the effective date of such termination, and (ii) for the performance of all covenants that expressly survive the termination of this Agreement.

Section 7.3      Seller Parties Liability Account.        Notwithstanding anything herein to the contrary, including, without limitation the provisions of Section 8.5 hereof, the Seller Parties shall, simultaneously with the Closing, cause to be deposited into an account of Purchaser the aggregate sum of Fifty Thousand ($50,000.00) Dollars (the “SP Liability Fund”), which shall be in addition to the funds referred to in Sections 1.3A and 2.3A hereof. Purchaser is hereby irrevocably authorized to pay, out of the SP Liability Fund, any and all liabilities and obligations of the Seller Parties that the Seller Parties shall direct Purchaser to pay (provided that they relate to the Businesses) and/or that Purchaser elects, in its sole discretion, to pay. As soon as practicable following the expiration of the initial one hundred twenty (120) days following the Closing, the Parties (the “Reconciliation Date”) shall perform a reconciliation of all sums paid by Purchaser from the SP Liability Fund. In the event that, as of the Reconciliation Date, there shall be a net positive amount resulting from the sum of (i) the then balance of the SP Liability Fund, if any, and (ii) the Pre-Paid Expenses, then such net positive amount shall be promptly paid, by Purchaser, to the Seller Parties. In the event that, as of the Reconciliation Date, there shall be a net negative amount resulting from the sum of (i) the then balance of the SP Liability Fund, if any, and (ii) the Pre-Paid Expenses, then such net negative amount shall be promptly paid, by the Seller Parties, to the Purchaser. In no event shall the SP Liability Fund limit the liability of the Seller Parties; it being understood and agreed that the dollar amount of the SP Liability Fund was determined arbitrarily, and is established merely to facilitate administrative convenience in discharging liabilities and obligations of the Seller Parties.

ARTICLE VIII

INDEMNIFICATION

Section 8.1      Indemnification by Seller Parties. Subject to any limitation periods hereinafter set out, the Seller Parties hereby agree to jointly and severally indemnify, defend and hold harmless Purchaser and its officers, directors, equity holders, employees, agents, representatives, affiliates, successors and assigns (each a “Purchaser Party”) of, from, against, and in respect of or relating (directly or indirectly) to any and all loss, liability, claim, damages, cost, fees and expense (including, without limitation, reasonable attorneys’ fees and disbursements), of any kind and description, inchoate or otherwise (collectively, “Losses”), resulting (directly or indirectly) from, relating to or incident to:

8.1.1      (i) Any and all Encumbrances against or affecting any of the Shares, the OG Assets and/or the COC Assets, (ii) any and all liabilities and obligations of, or relating to, the Seller Parties, the Shares, the OG Assets, the COC Assets and/or the Businesses, whether known or unknown, mature or contingent, except if and to the extent specifically assumed by Purchaser, and (iii) the Resolution Completion;

8.1.2    Any and all misrepresentations, breaches of representations or warranties, and/or breach or nonfulfillment of any and all covenants or obligations on the part of the Seller Parties made in or with respect to this Agreement and/or any of the Transaction Documents, and/or from any misrepresentation in, or omission from, any schedule hereto or other instrument furnished or to be furnished to Purchaser in connection with the transactions provided for in this Agreement and/or the Transaction Documents; and

8.1.3    Any and all actions, suits, proceedings, claims, demands, assessments, judgments, liabilities, costs and expenses (including reasonable attorneys fees) in respect of or incident to any of the matters described in Subsections 8.1.1 and/or 8.1.2 hereof, and/or that arise from facts and circumstances existing on or prior to the Closing Date. The Seller Parties hereby waive any and all contractual, statutory and other causes of action, at law or in equity, which the Seller Parties have or may have now or in the future against Purchaser or any Purchaser Party arising out of or in any manner connected with the foregoing. Without limiting the generality of the foregoing, the Seller Parties agree that they will continue to defend, at their own expense, any pending or future actions against the Seller Parties which are based on dealings prior to the Closing Date with customers, suppliers and other parties associated with the Businesses.

Section 8.2      Indemnification by Purchaser. Subject to any limitation periods hereinafter set out, Purchaser hereby agrees to indemnify, defend and hold harmless the Seller Parties and their respective officers, directors, employees, agents, representatives, successors and assigns of, from, against, and in respect of or relating (directly or indirectly) to any and all Losses resulting (directly or indirectly) from, relating to or incident to:

8.2.1     Any misrepresentation, breach of representation or warranty, or breach or nonfulfillment of any covenant or obligation on the part of Purchaser made or given in or with respect to this Agreement or any Transaction Documents;

8.2.2     Any actions, suits, proceedings, claims, demands, assessments, judgments, cost and expenses (including attorney, engineer and expert witness fees) in respect of or incident to any of the matters described in Subsection 8.2.1 hereof or that relate to actions taken by Purchaser following the Closing Date; and

8.2.3     Any liability in respect of the accrued, but unused vacation time of the employees of OG and COC set forth on Schedule 5.1.19(ii) hereof, subject, however, to Purchaser’s receipt of payment, from Shareholder and COC, as the case may be, of the dollar amount of such vacation time.

Without limiting the generality of the foregoing, the Purchaser agrees that it will defend, at its own expense, any future actions against Purchaser which are based on Purchaser’s dealings following the Closing Date with customers, suppliers and other parties associated with the Business.

Section 8.3     Notice and Payment. A Party entitled to indemnification pursuant to Section 8.1 or 8.2 hereof (an “Indemnified Party”) shall give written notice to the Party responsible for indemnification pursuant to Sections 8.1 or 8.2 hereof (an “Indemnifying Party”) of any claim, suit, liability or demand which gives rise to indemnification by an Indemnifying Party pursuant to this Agreement (hereinafter referred to as an "Indemnification Notice"). Such Indemnification Notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnified Party (the amount of each such amount claim being the “Indemnification Claim Amount”, and collectively, the “Indemnification Claims Amount”). The Indemnifying Party shall have ten (10) days following its receipt of the Indemnification Notice to dispute, in writing, the basis of the Indemnification Claim and/or the Indemnification Claim Amount that is the subject of the Indemnification Notice (each an “Dispute Notice”), TIME BEING OF THE ESSENCE, which Dispute Notice shall set forth, in reasonable detail, the basis upon which the Indemnifying Party is disputing the Indemnification Claim and/or the Indemnification Claim Amount that is the subject of the Indemnification Notice. In the event that the Indemnifying Party shall fail to timely provide the Dispute Notice to the Indemnified Party, then the Indemnifying Party shall be deemed to be conclusively liable in respect of the Indemnification Claim (to the extent of the Indemnification Claim Amount), and shall be deemed to have waived there right to dispute the same.

8.3.1     With respect to third party claims, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any matter involving the asserted liability of the Indemnifying Party so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to compromise or defend such asserted liability, the Indemnifying Party shall, within 15 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense; provided that the Indemnifying Party’s counsel shall be lead counsel. After the Indemnifying Party shall have notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnifying Party desires to accept a final and complete reasonable settlement of asserted liability and the Indemnified Party refuses to consent to such reasonable settlement, then the Indemnified Party’s liability under this Article 8 with respect to such asserted liability shall be limited to the amount so offered (and accepted) in settlement and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim.

8.3.2     If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fail to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its own choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith; provided, however, that the Indemnified Party shall not settle any such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

8.3.3     All sums paid by the Indemnified Party for which the Indemnifying Party is obligated to reimburse the Indemnified Party under this Article 8 (together with interest thereon from the date of the Indemnified Party’s payment of any amounts until paid in full) shall be paid within ten days of demand with interest calculated at the maximum rate allowed under the laws of the Province of Ontario.

Section 8.4      Survival of Representations and Warranties. The representations and warranties of the Seller Parties (i) set forth in Sections 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.1.7, 5.1.8, 5.1.9, 5.1.10, 5.1.11(B), 5.1.16, 5.1.19, 5.1.20, 5.1.21, 5.1.22, 5.1.24 and 5.1.36 shall survive until the expiration of the applicable statue of limitations; and (ii) all other representations and warranties contained in this Agreement shall survive for a period of one (1) year from the Closing Date, provided that any claims for breach of any such representations and warranties made within such one (1) year period shall be deemed to survive until the final, binding adjudication or other final resolution of such claims.

Section 8.5	Threshold; Maximum Liability.

8.5.1.    As to matters which are subject to claims for indemnification pursuant to Sections 8.1 and 8.2 hereof, the Parties shall not be liable for indemnification unless and until the aggregate of the losses of a Party, which are the subject of any such claim(s) for indemnification, shall exceed Twenty-Five Thousand ($25,000.00) Dollars, but thereafter nothing herein shall limit the monetary amount of the recovery of a Party in respect of claims for indemnification. For the purposes of clarification, once a Party suffers losses in excess of $25,000.00, such Party shall then be entitled to seek from the other Party indemnification for all such losses, up to and in excess of $25,000.00.

8.5.2     The Seller Parties’ maximum monetary liability to Purchaser under this Agreement shall not exceed Three Million Eight Hundred Thousand (CAD $3,800,000.00) Canadian Dollars.

ARTICLE IX

NON-COMPETION AND NON-DISCLOSURE

Section 9.1      Non-competition and Non-disclosure. The Seller Parties agree that, for a period of five (5) years following the Closing Date, they shall not, directly or indirectly, for themselves or for or through their respective officers, directors, shareholders, employees, agents, affiliates or subsidiaries:

9.1.1     Non-solicitation of Customers. Solicit or attempt to solicit any present, future or prospective customers of OG, COC or Purchaser, directly or indirectly, to induce or encourage them to acquire or obtain from anyone (other than the Purchaser), services competitive with or substitute for any service provided by the Businesses, OG, COC and/or Purchaser;

9.1.2     Non-solicitation of Employees. Employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee of OG, COC and/or the Purchaser save and except Karen

Ouellette, who may be retained by the Shareholder on a casual part-time, non-competitive basis for personal business;

9.1.3     Non-competition. Engage, directly or indirectly, in any business which is the same or similar to the Businesses, whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant, creditor, guarantor or otherwise. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Seller Parties and their respective officers, directors or employees from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter;

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.2      Proprietary Information. The Seller Parties agree that they shall not disclose, at any time, now or in the future, OG’s, COC’s and Purchaser's proprietary information, trade secrets, customers (including, without limitation, those set forth on the Customer List), or other confidential information, including, but not limited to, nonpublic financial statements, price lists and pricing information, information concerning costs, charges, operating procedures and results, marketing and business plans, mailing lists, marketing research, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

Section 9.3      Specific Performance. Each of the Parties acknowledges and agrees that the Purchaser would be damaged irreparably in the event any of the provisions of this Section IX are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article 9 and to enforce, specifically (through specific performance), this Article IX and the terms and provisions hereof in addition to any other remedy to which Purchaser may be entitled, at law or equity.

Section 9.4      Reasonable Restraint. It is agreed between the parties that the foregoing covenants in this Article 9 impose a reasonable restraint on the Seller Parties in light of the activities and business of the Seller Parties as of the date of this Agreement.

Section 9.5      Severability. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

Section 9.6      Independent Covenants. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Seller Parties against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser o such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which the Seller Parties are in violation of any provision of this Article 9 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Purchaser seeks to enforce the agreements and covenants of the Seller Parties or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

Section 9.7     Materiality. The Seller Parties hereby agree that this Article 9 is a material and substantial part of the transactions contemplated hereby.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

POST-CLOSING COVENANTS OF SELLER PARTIES

Section 11.1    Further Assurances. Both the Purchaser and the Seller Parties shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as Purchaser and Seller Parties may require to more effectively carry out the transfer of the Assets and the consummation of the matters contemplated by this Agreement, including, without limitation, the execution and delivery of all instruments necessary or desirable to transfer, in the name of Purchaser (or its designees) all domain names, URL’s, web addresses and telephone numbers.

Section 11.2    Retention of Retained Business Records; Access. Seller Parties agree that prior to the destruction of any business records which deal with matters prior to the Closing Date and which are not transferred to Purchaser pursuant to this Agreement, Seller Parties will advise Purchaser, in writing, of such intended destruction. If, within thirty (30) days after such notice, Purchaser notifies Seller Parties that Purchaser wishes to have such records preserved, Seller Parties shall deliver such records to Purchaser, at Purchaser's expense. In addition, Purchaser agrees to permit the Seller Parties reasonable access, on prior written notice, to any and all business records of OG and/or COC including without limitation all financial records that relate to the period prior to the Closing Date.

Section 11.3	INTENTIONALLY OMITTED

Section 11.4    No Further Use of Assets. The Seller Parties will, simultaneously with the Closing, discontinue all use of the OG Assets and the COC Assets, including, without limitation, the tradenames and marks, and Seller Parties shall promptly file all necessary or desirable instruments, with the appropriate authorities, to effectuate the change of corporate names and tradenames of Seller Parties.

Section 11.5    Excluded Receivables. After Closing, the Excluded Receivables shall be deemed to be the property of Shareholder. As and if the Excluded Receivables are received by Purchaser, Purchaser shall be deemed to hold such payment in trust for the benefit of Shareholder, and Purchaser shall remit such sums received, if any, after deducting therefrom (i) a ten (10%) percent administration fee on the collected Excluded Receivables (to be retained by Purchaser to defray its costs, etc.), and (ii) all sums paid by Purchaser to discharge any liabilities and obligations of the Seller Parties, to Shareholder within sixty (60) days following receipt thereof. The Purchaser shall have no obligation to undertake any effort to collect the Excluded Receivables, and shall have no obligations in respect thereof, other than as specifically set forth herein with respect to those Excluded Receivables that are actually received by Purchaser. Notwithstanding the foregoing, the Purchaser shall be entitled to set-off amounts collected pursuant to this Section 11.5 against any monies owing to the Purchaser by OG, COC or the Shareholder in connection with this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1    Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the Province of Ontario notwithstanding principles of conflicts of laws thereof.

Section 12.2    Terms and Conditions; Recitals. The term "Agreement" as used herein, as well as the terms "herein," "hereof," "hereunder" and the like shall mean this Agreement in its entirety and all Schedules and Exhibits attached hereto, all of which hereby made a part hereof. The captions and section headings hereof are for reference and convenience only and do not enter into or become part of the context. All pronouns, singular and plural, masculine, feminine or neuter, shall mean and include the person, entity, firm, or corporation to which they relate as the context may require. The recitals (a/k/a the “whereas clauses”) to this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

Section 12.3    Severability. In the event that any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction, this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect and there shall be substituted for such stricken provision a like but legal and enforceable provision which most nearly accomplishes the intention of the parties hereto.

Section 12.4    Notices. All notices, requests, demands, and other communications shall be deemed to have been duly given if in writing and delivered by hand or sent by reliable overnight delivery service (e.g., Federal Express), telecopier (receipt confirmed) or certified or registered mail, postage prepaid, to the appropriate address indicated below or to such other address as may be given in a notice sent to the other Parties hereto:

If to Purchaser:

c/o Emerging Vision, Inc.
100 Quentin Roosevelt Boulevard
Suite 508
Garden City, New York 11530
Attention: CEO

with a copy to:

c/o Emerging Vision, Inc.
100 Quentin Roosevelt Boulevard
Suite 508
Garden City, New York 11530
Attention: General Counsel

If to the Seller Parties:

__The Optical Group _____________
__20 Elgin Street E.______________
__Oshawa Ontario L1G1S8________
__Attn: Grant Osborne____________

with a copy to:
__Creighton, Victor, Alexander, Morison,
__Hayward and Hall LLP_____________
_ 235 King Street East, Box 26010______
__Oshawa Ontario L1H8R4____________
__Attn: Robert A. Alexander & Helen Nolan

Section 12.6   Counterparts. This Agreement may be executed in one or more counterparts, and may be exchanged via facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 12.7    Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement is hereby incorporated by reference and made an integral part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

Section 12.8	Survival. All representations, warranties, covenants and agreements contained in this Agreement and in the Transaction Documents shall survive Closing and the consummation of the transactions contemplated herein or therein, notwithstanding any investigation or examination made by or on behalf of any of the Parties, nor any knowledge with respect thereto.

Section 12.9   Confidentiality. Whether or not the transactions contemplated herein are consummated, the Parties hereto agree to keep confidential any and all information and data with respect to another party which it received as a result of any investigation or disclosure made in connection with this Agreement and which is not otherwise available to third parties; provided, however, that each Party shall be permitted to disclose any such information or data (A) to the extent such party believes that such disclosure is reasonably required by applicable law or regulation, and (B) as is necessary to obtain consents to the transactions contemplated hereby. In the event the transactions contemplated by this Agreement are not consummated, each Party shall return all documents, work papers, financial statements and other materials and information obtained from another party, or its agents, pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, Purchaser may, at its option, disclose any such materials, as well as the terms and provisions of this Agreement and the Transaction Documents, to any potential investor or future client of the Business or the Purchaser without notice to, or the consent of, the Seller Parties.

Section 12.10  Press Release and Announcements. No Party shall issue any press release or announcement or make any other public disclosure relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval of the other Party, which consent shall not be unreasonably withheld; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation, in which case, the disclosing party will advise the other party prior to making the disclosure.

Section 12.11  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit or detriment of the parties hereto and their respective heirs, personal representatives, permitted successors and assigns.

Section 12.12  Assignment. No Party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other Parties, and any attempt to do so shall be null and void and of no force and effect upon the non-consenting Party. Notwithstanding the foregoing, Purchaser shall have the right, exercisable in its sole and absolute discretion, to assign this Agreement and any one or more of the Transaction Documents to any Person, without the consent of any Party.

Section 12.13  Entire Agreement; Modification of Agreement. This Agreement embodies the entire agreement of the Parties relating to the subject matter and supersedes all prior oral or written agreements between the Parties with respect to said subject matter. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each of the Parties.

Section 12.14 [INTENTIONALLY DELETED]

Section 12.15 [INTENTIONALLY DELETED]

Section 12.16  Expenses. Each party shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 12.17  No Third Party Beneficiaries. Nothing in this Agreement is intended to create a benefit in favor of, or an obligation to, any person or entity not a party to this Agreement.

Section 12.18  Waiver of Breach or Violation Not Deemed Continuing. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of any provision hereof. No breach or violation of any provision hereof may be waived, except by an agreement, in writing, signed by the waiving Party.

Section 12.19. Construction. The Parties acknowledge and agree that this Agreement and each of the Transaction Documents are the result of arms-length negotiations among the Parties, and has been reviewed by each Party and their respective counsel. Accordingly, this Agreement shall be deemed the product of each Party hereto, and no ambiguity shall be constructed in favor of or against any Party.

Section 12.20.	INTENTIONALLY OMITTED

Section 12.21  Equitable Relief. Each of the Parties acknowledges and agrees that, given the unique nature of the OG Shares and the COC Assets, and the Businesses associated therewith, the Purchaser would be damaged irreparably, and in a manner that monetary damages could not compensate, in the event that the Seller Parties (or any of them) fail or refuse to perform their respective covenants in this Agreement required to be performed prior to and/or contemporaneously with, the Closing, including, without limitation, to make all deliveries of the Seller Parties required at Closing, and to satisfy all of the conditions required to be satisfied by the Seller Parties prior to or at Closing. Accordingly, each of the Parties agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce, specifically (through specific performance) this Agreement and the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled, at law or equity, compelling the Seller Parties to perform their respective covenants in this Agreement required to be performed prior to and/or contemporaneously with, the Closing, including, without limitation, to make all deliveries of the Seller Parties required at Closing, and to satisfy all of the conditions required to be satisfied by the Seller Parties prior to or at Closing, and to consummate the Closing as provided for herein. This provision shall not apply to any covenants of the Seller Parties that are performable following the consummation of the Closing, and, as a result, following Closing, this provision shall be deemed to have been fully satisfied, and of no further force or effect. The provisions of this Section 12.21 are in addition to the provisions of Section 9.3 of this Agreement, and do not in any way supersede the same.

Section 12.22  Authorization. Shareholder represents and warrants that he is the sole shareholder of OG and COC, and Shareholder, OG and COC each have all requisite power and authority to enter into this Agreement, and to perform the covenants on their respective part to be performed hereunder.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement, under seal, all as of the day and year first above written.

OG ACQUISITION, INC.

By: /s/Myles Lewis

Myles Lewis, COO

1725758 ONTARIO INC.

D/B/A THE OPTICAL GROUP

By: /s/Grant Osborne

Grant Osborne, Managing Director

COROWL OPTICAL CREDIT SERVICES, INC.

By: /s/Grant Osborne

Grant Osborne, President

/s/Grant Osborne
Grant Osborne, Individually